Exhibit 99.2

LogicMark, Inc. Announces Closing of $4.5 Million Public Offering

Priced At-The-Market

Louisville, KY, August 5, 2024—LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems, health communications devices, and technology for the growing care economy, today announced the closing of its public offering priced at-the-market.

The public offering consisted of 9,670,000 units (or pre-funded units in lieu thereof), with each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof), one Series A warrant to purchase one share of common stock and one Series B warrant to purchase one share of common stock. Gross proceeds, before deducting placement agent discounts and commissions and estimated offering expenses, were approximately $4.5 million. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

Each unit was sold at a public offering price of $0.4654 (or $0.4644 per pre-funded unit). Each of the Series A warrants and Series B warrants are only exercisable upon receipt of stockholder approval and are exercisable at a price of $0.4654 per share, with the Series A warrants expiring 5 years from the date of their issuance and the Series B warrants expiring 2.5 years from the date of their issuance. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying Series A warrants and Series B warrants included in the units and in the pre-funded units were purchased together in the offering but were issued separately and were immediately separable upon issuance.

The offering was conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-279133), as amended, which was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on August 1, 2024. A final prospectus relating to the offering was filed with the SEC on August 5, 2024 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering may also be obtained by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147.

Roth Capital Partners acted as exclusive placement agent in connection with this offering and Sullivan & Worcester LLP served as special counsel for the Company in connection with this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All press releases, SEC filings, and webcast replays are accessible on the LogicMark, Inc. investor relations website.

About Us

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety and emergency response systems, health communications devices, personal safety apps, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to, among other things, the anticipated use of proceeds from the offering described above and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact

investors@logicmark.com

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